Exhibit 10.3

CONSULTING AGREEMENT

Veradigm Inc. (formerly known as Allscripts Healthcare Solutions, Inc.) (“Company”) and Leland Westerfield, sole and managing member of Wilcox Capital LLC (“Contractor”) hereby enter into this Consulting Agreement (“Agreement”) effective as of December 7, 2023 (“Effective Date”) for good and valuable consideration and mutually agree as follows:

1. Consulting Period. Subject to the terms of this Agreement, Contractor shall provide Consulting Services (as defined in Section 2 below) to Company as an independent contractor from the Effective Date until January 1, 2024 (the “Consulting Period”).

2. Consulting Services. During the Consulting Period, Contractor will serve as Company’s interim Chief Financial Officer and be designated as the Company’s “principal financial officer” and “principal accounting officer” for purposes of Company’s financial statements and periodic reports and other filings with the U.S. Securities and Exchange Commission (collectively, the “Consulting Services”). During the Consulting Period, Contractor will report directly to Company’s Interim Chief Executive Officer or such other person to be designated by the Board in its sole discretion. Contractor shall perform all Consulting Services diligently, in the best interests of Company and to the best of Contractor’s professional ability and judgment.

3. Consulting Fee. Company will pay Contractor a consulting fee of $50,500 in respect of the Consulting Period (the “Consulting Fee”). The Consulting Fee will be paid within 30 days following the completion of the Consulting Period.

4. Termination. Company may immediately terminate this Agreement and the Consulting Period if Contractor breaches this Agreement or engages in any conduct that Contractor knows or should know will or could harm the business or reputation of Company.

5. Acknowledgement and Indemnification.

(a) Contractor acknowledges and agrees that he is and shall be solely responsible for withholding or paying any and all applicable federal, state, local, and other taxes relating to the Consulting Fee or other amounts or rights granted to Contractor under this Agreement and he shall not be treated as an employee of Company for federal tax purposes or any other purpose.

(b) Contractor acknowledges and agrees that (i) Contractor is performing Consulting Services for Company solely as an independent contractor, will not be considered a Company employee for any purpose, and he hereby waives participation in and shall not receive any employee benefits; and (ii) Contractor will not be eligible under this Agreement or otherwise to participate in or receive any fringe or other benefits offered, or which may in the future be offered, by Company or any of its affiliates, including, without limitation, any group medical or life insurance coverage, any 401(k) or other pension program, any disability, profit sharing or retirement benefits, and any vacation leave, holiday, or sick pay entitlements.

(c) Contractor shall further bear sole responsibility for maintaining any and all required insurance policies including, without limitation, unemployment insurance, disability insurance, and workers’ compensation insurance, and shall be solely responsible for making any and all required contributions or other payments required in connection with such policies.

(d) Contractor further agrees to indemnify, defend, and hold harmless Company and the other Indemnified Parties (as defined below) for and against any and all federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys’ fees) incurred by any of the Indemnified Parties relating in any way to the Consulting Fee or other rights granted under this Agreement. The term “Indemnified Parties” as used in this Agreement includes: (i) Company and its past, present, and future affiliates, partnerships and other related entities (whether or not wholly owned); (ii) each of their respective past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, associates, agents, representatives, employees, and attorneys; and (iii) the predecessors, successors, and assigns of each of the foregoing.

(e) Company agrees that Article Tenth Section 2 of Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, applies to Contractor in connection with his provision of the Consulting Services hereunder.

6. Company Confidential Information Agreement. As a condition of Contractor’s engagement hereunder, Contractor agrees to execute and comply with Company’s Inventions, Arbitration and Restrictive Covenant Agreement (the “IARCA”), which is attached hereto as Attachment 1.

7. Return of Property. In the event of a termination of the Consulting Period pursuant to Section 4, Contractor shall immediately return all property of Company and its clients.

8. Assignment. Company may assign this Agreement to any parent, affiliate, or subsidiary of Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of Company. Contractor may not assign any of his rights or obligations under this Agreement and Contractor shall not delegate or subcontract any obligations under this Agreement to any contractors, subcontractors or agents without Company’s prior written consent. To the extent such approval is granted by Company and such other persons provide Consulting Services to Company hereunder, Contractor shall be responsible for the actions of such persons and liable to Company for losses attributed to such persons’ actions in connection with the Consulting Services. Any assignment in violation of the foregoing shall be deemed null and void.

9. Entire Agreement. This Agreement and the IARCA embody the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing herein shall limit or release Contractor from any obligations relating non-disclosure, intellectual property, non-competition, or non-solicitation that Contractor has to Company or any of its affiliates.

10. Governing Law, Headings, Amendment and Waiver. This Agreement shall be governed by Illinois law. The Section headings used herein are for convenience only and are not to be considered in interpreting this Agreement. This Agreement may be modified only in writing signed by both parties, and a party’s failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.

11. Severability. The provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable.

THE PARTIES STATE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND INTEND TO BE BOUND THERETO:

LELAND WESTERFIELD Wilcox Capital LLC		VERADIGM INC.

/s/ Leland Westerfield		By:	/s/ Dave B. Stevens
Date:	December 7, 2023	Title:	Chairman Compensation Committee
		Date:	December 7, 2023